UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

October 2, 2010

Date of Report (Date of earliest event reported)

ACTEL CORPORATION

(Exact name of registrant as specified in its charter)

California	000-21970	77-0097724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2061 Stierlin Court

Mountain View, California 94043-4655

(Address of principal executive offices, including zip code)

(650) 318-4200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On October 2, 2010, Actel Corporation, a California corporation (the “Company”), entered into an Agreement and Plan of Merger with Microsemi Corporation, a Delaware corporation (“Parent”), and Artful Acquisition Corp., a California corporation and wholly owned subsidiary of Parent (“Purchaser”), pursuant to which, and on the terms and subject to the conditions thereof, Purchaser commenced a cash tender offer (the “Offer”) on October 4, 2010 to acquire all of the issued and outstanding shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), including the associated preferred stock purchase rights (the “Company Rights”) issued in connection with and subject to the Rights Agreement (as defined below), as amended (which Company Rights, together with the shares of Company Common Stock, are hereinafter collectively referred to as “Shares”), or such reduced amount of Shares as described below, at a price of $20.88 per Company Share, net to the holder thereof in cash, without interest and subject to any applicable withholding taxes (such amount the “Offer Price”). Following the completion of the Offer, Purchaser will be merged with and into the Company, in each case, on the terms and subject to the conditions of the Merger Agreement.

The consummation of the Offer will be conditioned on the satisfaction of customary closing conditions, including, among others, (i) that at least a majority of then issued and outstanding Shares having been validly tendered into (and not withdrawn from) the Offer prior to the expiration date of the Offer (such percentage, the “Minimum Condition”); (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the receipt of any other required consents or approvals of any governmental authority of competent jurisdiction under antitrust laws; and (iii) that the other conditions set forth in Annex A to the Merger Agreement have been satisfied or waived. The Offer is not subject to any financing condition.

If, at any expiration date of the Offer, all of the conditions to the consummation of the Offer (including the Minimum Condition) have been satisfied or waived, but the number of Shares validly tendered in the Offer and not properly withdrawn is less than that number of Company Shares which, when added to the number of Shares that may be issued pursuant to the Top-Up Option (as defined below) in compliance with the Merger Agreement, would represent at least one Share more than 90% of the Shares then outstanding, then upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with applicable law, Purchaser may elect to reduce the Minimum Condition to a number of Shares such that following the purchase of Shares in the Offer, Parent and its wholly owned subsidiaries, including Purchaser, would own 49.9% of the then outstanding Shares (the “Reduced Purchase Amount”) and purchase, on a pro rata basis based on the Shares actually deposited in the Offer by each such holder of Shares, Shares representing the Reduced Purchase Amount.

Following the consummation of the Offer, subject to customary conditions (including receipt of the requisite approval of the Company’s shareholders, if required under applicable law), Purchaser will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), each outstanding Company Share (other than Shares held by the Company, Parent or Purchaser or their respective subsidiaries and Shares held by shareholders who properly demand and perfect dissenters’ rights under California law) will be converted into the right to receive an amount equal to the Offer Price, on the terms and subject to the conditions of the Merger Agreement.

Pursuant to the Company’s equity incentive plans and the terms of the Merger Agreement, restricted stock units, stock options and stock appreciation rights outstanding immediately prior to the Effective Time, whether or not vested, of continuing employees and continuing service providers will be assumed by Parent (except to the extent restricted stock units become vested at the Effective Time) (“Continuing Awards”) and converted into awards for Parent’s common stock rounded down to the nearest whole share after being multiplied by an exchange ratio (equal to the Offer Price divided by the average of the closing sales prices of Parent’s common stock on the NASDAQ Global Market the five trading days immediately preceding and not including the Effective Time) and the exercise price, if any, of such Continuing Award will be divided by the exchange ratio. The Company’s restricted stock units, stock options and stock appreciation rights outstanding immediately prior to the Effective Time that are not Continuing Awards be cancelled as of the Effective Time and, to the extent the award has an exercise price less than the Offer Price, will be converted into the right to receive an amount in cash equal to the Offer Price less any applicable exercise price and all applicable deductions and withholdings required by law.

If immediately following the successful consummation of the Offer Purchaser holds, together with all shares held by Parent, at least 90% of the then-outstanding Shares in the Offer (the “Short-Form Merger Threshold”), then Parent and Purchaser will consummate the Merger pursuant to the short form merger procedures under the California law as soon as practicable thereafter without a vote or any further action by the holders of Shares.

The Company has also granted to Parent and Purchaser an irrevocable option (the “Top-Up Option”), exercisable only in accordance with the terms and subject to the conditions set forth in the Merger Agreement, to purchase at a price per Company Share equal to the Offer Price, up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares collectively owned by Parent or Purchaser at the time of exercise, will constitute one Company Share more than 90% of the Shares, calculated on a fully diluted basis as set forth in the Merger Agreement; provided, however, that the Top-Up Option will not be exercisable for Shares in excess of the number of Shares authorized and unissued or held in the treasury of the Company. The Top-Up Option shall not be exercisable unless, immediately after such exercise and the issuance of Shares, Purchaser, together with Parent, would hold one Share more than 90% of the then outstanding Shares.

If immediately following the successful consummation of the Offer and assuming exercise in full of the Top-Up Option, Parent, Purchaser and their respective wholly owned subsidiaries would own less than 90% of the Shares then outstanding (after giving effect to the exercise in full of the Top-Up Option), Purchaser may, but is not required to, in order to seek additional Shares and facilitate the consummation of the Merger using such short form merger procedures, provide for a “subsequent offering period” (and one or more extensions thereof) under federal securities law and in accordance with the Merger Agreement following such successful consummation of the Offer of not less than three nor more than 20 business days in the aggregate.

If immediately following the successful consummation of the Offer, Purchaser holds, together with all Shares held by Parent, less than 90% of the then outstanding Shares (and the “subsequent offering period” provided by Purchaser, if any, and the exercise, if permitted under the Merger Agreement, of the Top-Up Option described above), Parent and the Company must obtain the approval of the Company’s shareholders holding a majority of the outstanding Shares to approve the principal terms of the Merger prior to consummating the Merger. In this event, the Company has agreed to call and convene a shareholder meeting to obtain this approval, and Purchaser will vote all Shares it acquires pursuant to the Offer in favor of the adoption of the Merger Agreement.

The Merger Agreement contains customary representations, warranties and covenants of the parties. In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative Acquisition Proposal (as defined in the Merger Agreement), subject to customary exceptions that permit the Company to respond to an unsolicited bona fide written Acquisition Proposal if the Company’s board of directors determines in good faith that, after consultation with outside counsel and a financial advisor of nationally recognized reputation, such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined in the Merger Agreement), and that the failure to take such action would reasonably be expected to result in a breach of its fiduciary duties. The Merger Agreement contains certain termination rights for the Company and the Parent, including the Company’s right to terminate the Merger Agreement in order to accept an unsolicited Superior Proposal, subject to giving Parent three business days’ notice of its intention to do so, but only if Parent fails to make a counter-proposal that matches such Superior Proposal and the Company pays Parent a termination fee of $17.5 million. In addition, this termination fee is payable by the Company to Parent under other circumstances specified in the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the Company in connection with the signing of the Merger Agreement and contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser.

Tender and Support Agreement

Concurrently with the execution of the Merger Agreement, certain shareholders of the Company and their affiliates, if applicable, who directly or indirectly own 2,748,434 shares of Company Common Stock, representing approximately 10.6% of the Shares outstanding as of September 30, 2010, have entered into a Tender and Support Agreement with Parent and Purchaser (the “Tender and Support Agreement”), which provides, among other things, that such shareholders will tender their Shares in the Offer and vote their Shares in favor of approving the principal terms of the Merger, if applicable. Notwithstanding the foregoing, if so instructed by Parent, each such shareholder has agreed not to tender up to 25% of such shareholder’s Shares or to withdraw previously tendered Shares such that the shareholder remains the owner of up to 25% of such shareholder’s Shares.

The foregoing description of the Tender and Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Tender and Support Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

First Amendment to Preferred Stock Rights Agreement

On October 2, 2010, the Company and Wells Fargo Bank N.A., as Rights Agent, entered into the First Amendment (the “First Amendment”) to Amended and Restated Rights Agreement dated as of October 17, 2003 (the “Rights Agreement”). The effect of the First Amendment is to permit the execution of the Merger Agreement and the performance and consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Company Rights or any adverse event under the Rights Agreement.

The foregoing descriptions of the First Amendment and the Rights Agreement do not purport to be complete and are qualified in their respective entireties by reference to the full text of the First Amendment, which is attached as Exhibit 4.1 hereto and incorporated herein by reference, and the full text of the Rights Agreement, which is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission (“SEC”) on October 24, 2003, and incorporated herein by reference.

Item 3.03.	Material Modification to Rights of Security Holders.

See disclosure under Item 1.01 “First Amendment to Preferred Stock Rights Agreement” above, which is incorporated by reference into this Item 3.03.

Additional Information and Where to Find It

The tender offer for the outstanding shares of the Company described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of the Company pursuant to Purchaser’s tender offer or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the SEC by Purchaser. In addition, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. The Company’s shareholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Purchaser’s tender offer because they contain important information, including the terms and conditions of the offer. The Company’s shareholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated October 2, 2010, by and among Actel Corporation, Microsemi Corporation and Artful Acquisition Corp. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

4.1	First Amendment to Preferred Stock Rights Agreement dated October 2, 2010, by and between Actel Corporation and Wells Fargo Bank, N.A.

10.1	Tender and Support Agreement dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and certain shareholders of Actel Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTEL CORPORATION

Date: October 4, 2010	By:	/S/ MAURICE E. CARSON
Maurice E. Carson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated October 2, 2010, by and among Actel Corporation, Microsemi Corporation and Artful Acquisition Corp. Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.

4.1	First Amendment to Preferred Stock Rights Agreement dated October 2, 2010, by and between Actel Corporation and Wells Fargo Bank, N.A.

10.1	Tender and Support Agreement dated October 2, 2010, by and among Microsemi Corporation, Artful Acquisition Corp. and certain shareholders of Actel Corporation.